Exhibit 5.1

[CRAVATH, SWAINE & MOORE LLP LETTERHEAD]

January 16, 2019

WRKCo Inc.

3.000% Senior Notes due 2024

3.750% Senior Notes due 2025

4.650% Senior Notes due 2026

3.375% Senior Notes due 2027

4.000% Senior Notes due 2028

4.900% Senior Notes due 2029

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for WRKCo Inc., a Delaware corporation (the “Issuer”), in connection with the filing by WestRock Company, a Delaware corporation (“Parent”), and certain of its subsidiaries with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and offer to exchange up to $500,000,000 aggregate principal amount of new 3.000% Senior Notes due 2024 (the “Exchange 2024 Notes”) for a like aggregate principal amount of outstanding 3.000% Senior Notes due 2024, which have certain transfer restrictions (the “Original 2024 Notes”), $600,000,000 aggregate principal amount of new 3.750% Senior Notes due 2025 (the “Exchange 2025 Notes”) for a like aggregate principal amount of outstanding 3.750% Senior Notes due 2025, which have certain transfer restrictions (the “Original 2025 Notes”), $750,000,000 aggregate principal amount of new 4.650% Senior Notes due 2026 (the “Exchange 2026 Notes”) for a like aggregate principal amount of outstanding 4.650% Senior Notes due 2026, which have certain transfer restrictions (the “Original 2026 Notes”), $500,000,000 aggregate principal amount of new 3.375% Senior Notes due 2027 (the “Exchange 2027 Notes”) for a like aggregate principal amount of outstanding 3.375% Senior Notes due 2027, which have certain transfer restrictions (the “Original 2027 Notes”), $600,000,000 aggregate principal amount of new 4.000% Senior Notes due 2028 (the “Exchange 2028 Notes”) for a like aggregate principal amount of outstanding 4.000% Senior Notes due 2028, which have certain transfer restrictions (the “Original 2028 Notes”) and $750,000,000 aggregate principal amount of new 4.900% Senior Notes due 2029 (the “Exchange 2029 Notes” and, together with the Exchange 2024 Notes, the Exchange 2025 Notes, the Exchange 2026 Notes, the Exchange 2027 Notes and the Exchange 2028 Notes, the “Exchange Notes”) for a like aggregate principal amount of outstanding 4.900% Senior Notes due 2029, which have certain transfer restrictions (the “Original 2029 Notes” and, together with the Original 2024 Notes, the Original 2025 Notes, the Original 2026 Notes, the Original 2027 Notes and the Original 2028 Notes, the “Original Notes”). The Exchange 2024 Notes, the Exchange 2025 Notes, the Exchange 2027 Notes and the Exchange 2028 Notes are to be issued pursuant to the indenture dated as of August 24, 2017, as supplemented from time to time (such indenture, as so supplemented, the “2017 Indenture”), among the Issuer, Parent, WestRock MWV, LLC, a Delaware limited liability company (“WRK MWV”), WestRock RKT, LLC, a Georgia limited liability company (“WRK RKT” and, together with Parent and WRK MWV, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Exchange 2026 Notes and the Exchange 2029 Notes are to be issued pursuant to the indenture dated as of December 3, 2018, as supplemented from time to time (such indenture, as so supplemented, the “2018 Indenture” and, together with the 2017 Indenture, the “Indentures” and each, an “Indenture”), among the Issuer, the Guarantors and the Trustee. The Exchange Notes are to be guaranteed (the “Guarantees”) by the Guarantors on the terms set forth in the applicable Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indentures; (b) the specimens of the Exchange Notes to be issued pursuant to the applicable Indenture; (c) the Amended and Restated Certificate of Incorporation of the Issuer, the Amended and Restated Certificate of Incorporation of Parent and the Certificate of Formation of WRK MWV; (d) the Third Amended and Restated Bylaws of the Issuer, the Amended and Restated Bylaws of Parent and the Limited Liability Company Agreement of WRK MWV; and (e) resolutions adopted by the Board of Directors of the Issuer and by Parent on November 2, 2018 and November 15, 2018, and the resolutions adopted by the sole member of WRK MWV on November 15, 2018.

In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indentures have been duly authorized, executed and delivered by the Trustee and that the Exchange Notes conform to the respective form of Exchange Note examined by us. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Issuer and the Guarantors.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. The Exchange Notes have been duly authorized by the Issuer and, when executed and authenticated in accordance with the provisions of the applicable Indenture and issued and delivered in exchange for the Original Notes, the Exchange Notes will constitute legal, valid and binding obligations of the Issuer (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. The Guarantee of Parent has been duly authorized by Parent, the Guarantee of WRK MWV has been duly authorized by WRK MWV and, assuming that the Guarantee of WRK RKT has been duly authorized by WRK RKT, when the Exchange Notes have been duly executed and delivered by the Issuer, the Guarantees will constitute legal, valid and binding obligations of the applicable Guarantor (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. In particular, we do not purport to pass on any matter governed by the laws of Georgia.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

WestRock Company

1000 Abernathy Road NE

Atlanta, Georgia 30328

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